Exhibit 10.8
NAVAN, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made between Navan, Inc. (the “Company”) and [NAME] (the “Executive”), effective as of [DATE] (the “Effective Date”).
The Agreement provides certain protections to the Executive in connection with the involuntary termination of the Executive’s employment under the circumstances described in the Agreement.
The Company and the Executive agree as follows:
1.    Term of Agreement. The Agreement will continue indefinitely until terminated by written consent of the parties hereto, or if earlier, upon the date that all of the obligations of the parties hereto with respect to the Agreement have been satisfied.
2.    At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.
3.    Severance Benefits.
(a)    Qualifying Non-CIC Termination. On a Qualifying Non-CIC Termination (as defined below), the Executive will be eligible to receive the following payments and benefits from the Company:
(i)    Salary Severance. A single lump-sum payment equal to [CEO: 12/Others: 6] months of the Executive’s Salary (as defined below).
(ii)    Bonus Severance.
(1)    A single lump-sum payment equal to a prorated portion of the annual bonus that the Executive otherwise would have received for the year in which the Qualifying Non-CIC Termination occurs had the Executive remained employed through the date required to earn such bonus.
(2)    If the Qualifying Termination occurs following the end of a performance period to which a cash performance incentive or bonus (“Cash Performance Incentive”) relates and before payments with respect to such performance period have been paid to the Executive by the Company, the Executive will receive, in addition to the payment in Section 3(a)(ii)(1), a single lump-sum cash payment equal to the Cash Performance Incentive that the Executive would have otherwise been paid had the Executive remained employed by the Company through the date required to receive such Cash Performance Incentive (such payment, the “Unpaid Cash Performance Incentive Payment”).

(iii)    COBRA Coverage. Subject to Section 3(d), the Company will pay the premiums for coverage under COBRA (as defined below) for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “COBRA Coverage”), until the earliest of (A) a period of [CEO: 18/Others: 12] months from the first day of the next month following the date of the Executive’s termination of employment, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.
(iv)    Equity Vesting. Accelerated vesting (and exercisability, as applicable) of each of the Executive’s then-outstanding Time-Based Equity Awards as to the number of shares subject to the equity award that were otherwise scheduled to vest had the Executive remained employed with the Company Group for 12 months following the date of the Executive’s Qualifying Non-CIC Termination.
(v)    Extension of Post-Termination Exercise Period. With respect to the Executive’s Equity Awards that are stock options or similar equity awards, the portion of each such Equity Award that is outstanding and vested (including as a result of any vesting acceleration provided under the Agreement) as of the date of Executive’s Qualifying Termination will expire on the earlier of (i) the original term of such Equity Award as set forth in the applicable award agreement or equity incentive plan, subject to earlier termination in the event of a Change in Control or other similar transaction as set forth in the terms of the applicable award agreement and equity incentive plan, or (ii) 24 months following the Executive’s Qualifying Termination (or if the Qualifying Termination occurs when the Company’s common stock is not listed on any established stock exchange or a national market system, 7 years following the Executive’s Qualifying Termination) (the “PTEP Extension”).
(b)    Qualifying CIC Termination. On a Qualifying CIC Termination, the Executive will be eligible to receive the following payments and benefits from the Company:
(i)    Salary Severance. A single lump-sum payment equal to [CEO: 18/Others: 12] months of the Executive’s Salary.
(ii)    Bonus Severance.
(1)    A single lump-sum payment equal to [CEO: 150%/Others: 100%] of the Executive’s target annual bonus as in effect for the fiscal year in which the Qualifying CIC Termination occurs or as in effect immediately prior to the Change in Control, whichever is greater.
(2)    The Executive will receive the Unpaid Cash Performance Incentive Payment, if any.
(iii)    COBRA Coverage. Subject to Section 3(d), the Company will provide COBRA Coverage until the earliest of (A) a period of [CEO: 18/Others: 12] months from the first day of the next month following the date of the Executive’s termination of employment, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.
(iv)    Equity Vesting. Accelerated vesting (and exercisability, as applicable) as to 100% of the then-unvested shares subject to each of the Executive’s then-outstanding Time-Based Equity Awards. For the avoidance of doubt, in the event the Executive’s Qualifying Termination occurs before the occurrence of a Change in Control, any unvested portion of the Executive’s then-outstanding Time-Based Equity Awards will remain outstanding until the earlier of (x) 3 months following the Qualifying Termination or (y) the occurrence of a Change in Control, solely so that the accelerated vesting (and exercisability, as applicable) under this Section 3(b)(iv) can be provided if a Change in Control occurs within 3 months following the Qualifying Termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within 3 months following the Qualifying Termination, any unvested portion of the Executive’s Time-Based Equity Awards automatically and permanently will be forfeited on the 3-month anniversary of the Qualifying Termination without having vested.
(v)    Extension of Post-Termination Exercise Period. The Executive will receive the PTEP Extension.
(c)    Termination Other Than a Qualifying Termination. If the termination of the Executive’s employment with the Company Group is not a Qualifying Termination, then the Executive will not be entitled to receive severance or other benefits.
(d)    Conditions to Receipt of COBRA Coverage. The Executive’s receipt of COBRA Coverage is subject to the Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, if any. If the Company determines in its sole discretion that it cannot provide the COBRA Coverage without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any COBRA Coverage, the Company will provide to the Executive a taxable monthly payment payable on the last day of a given month (except as provided by the last sentence of this paragraph), in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her Qualifying Termination (which amount will be based on the premium rates applicable for the first month of COBRA Coverage for the Executive and any of eligible dependents of the Executive) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Coverage period. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under the Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive the COBRA Replacement Payments or any further COBRA Coverage.
(e)    Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Pre-CIC Termination, any severance payments and benefits to be provided to the Executive under Section 3(b) will be reduced by any amounts that already were provided to the Executive under Section 3(a). [Notwithstanding any provision of this Agreement to the contrary, if the Executive is entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any equity awards (other than under this Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the Company Group is a party, including, but not limited to, Statutory Severance Benefits (collectively, “Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to the Executive.]
(f)    Death of the Executive. In the event of the Executive’s death before all payments or benefits the Executive is entitled to receive under the Agreement have been provided, the unpaid amounts will be provided to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a single lump sum as soon as possible following the Executive’s death.
(g)    Transfer Between Members of the Company Group. For purposes of the Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason.
(h)    Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company Group, the provisions of the Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, or in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in the Agreement.
(i)    [Statutory Severance. In the event that Executive becomes eligible to receive statutory severance payments or benefits required under applicable law (“Statutory Severance Benefits”), such Statutory Severance Benefits will be provided to Executive in accordance with applicable law.]
4.    Accrued Compensation. On any termination of the Executive’s employment with the Company Group, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements.

5.    Conditions to Receipt of Severance.
(a)    Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company Group, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Executive’s Qualifying Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3.
(b)    Payment Timing. If the Executive satisfies the conditions to receive any severance payments and benefit under Section 3, then subject to any delay required by Section 5(e) below, such payments and benefits will be provided at the following times:
(i)    Any payments under Sections 3(a)(i), 3(a)(ii)(2), and 3(b)(ii)(2) will be provided on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (the “Severance Start Date”), but in no event later than March 15 of the calendar year following the year in which the Qualifying Termination occurs. Any payments under Section 3(b)(i) and 3(b)(ii)(1) will be provided on the later of (i) the Severance Start Date or (ii) the date of the closing of the applicable Change in Control (the “Closing Date”); provided, however, that in the event of a Qualifying Pre-CIC Termination, this sentence will not delay the payment of the portion of the Salary severance payment under Section 3(b)(i) that is equal to the amount specified under Section 3(a)(i) (i.e., such portion of the Salary severance payment under Section 3(b)(i) will be paid no later than the latest date for payment of the amount specified under Section 3(a)(i)). Any payment under Section 3(a)(ii)(1) will be provided on the later of (i) the Severance Start Date or (ii) the first payroll date after the amount of such payment is determined; provided, however, that in no event will such payment be provided before or after the calendar year following the calendar year to which the applicable annual bonus relates.
(ii)    Any taxable installments of any COBRA-related severance benefits that otherwise would have been made to the Executive on or before the Severance Start Date will be paid on the Severance Start Date, and any remaining installments thereafter will be provided as specified in the Agreement.
(iii)    Any restricted stock units, performance shares, performance units, and/or similar full value awards (“Full Value Awards”) that accelerate vesting under Section 3(a)(iv) will be settled on a date no later than 10 days following the date the Release becomes effective and irrevocable. Any Full Value Awards that accelerate vesting under Section 3(b)(iv) will be settled (x) on a date no later than 10 days following the date the Release becomes effective and irrevocable, or (y) in the case of a Qualifying Pre-CIC Termination, if later, on the date of the Change in Control; provided, however, that in the event of a Qualifying Pre-CIC Termination, this sentence will not delay the settlement of any portion of a Full Value Award that accelerated vesting under Section 3(a)(i) (i.e., such portion of the Full Value Award will be settled no later than 10 days following the date the Release becomes effective and irrevocable.
(c)    Return of Company Property. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive returning all documents and other property provided to the Executive by any member of the Company Group (with the exception of a copy of the Company employee handbook and personnel documents specifically relating to the Executive), developed or obtained by the Executive in connection with his employment with the Company Group, or otherwise belonging to the Company Group.
(d)    Employee Invention Assignment and Confidentiality Agreement. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive continuing to comply with the terms of any Employee Invention Assignment and Confidentiality Agreement and the provisions of this Agreement. In the event the Executive breaches the provisions of this Section 5(d), any further payments and benefits to which the Executive may otherwise be entitled to under Section 3 will immediately cease.
(e)    Section 409A. The Company intends that all payments and benefits provided under the Agreement are exempt from, or comply with, the requirements of Section 409A of the Code (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in the Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid or provided to the Executive (including settlement of Equity Awards that constitute deferred compensation under Section 409A), if any, under the Agreement, when considered together with any other severance or separation payments and benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”), will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no payments or benefits to be paid or provided under the Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9), if any, will be paid or provided until the Executive has a separation from service. For purposes of the Agreement, to the extent required for the payments and benefits under the Agreement to be exempt from or comply with Section 409A, any references to the Executive’s Qualifying Termination or similar phrases relating to the termination of the Executive’s employment will be references to the Executive’s separation from service. If, at the time of the Executive’s separation from service, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s separation from service. The Company reserves the right to amend the Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. In no event will the Executive have discretion to determine the taxable year of payment of any Deferred Payments. Each payment, installment, and benefit payable under the Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group reimburse, indemnify, or hold harmless the Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
(f)    Resignation of Officer and Director Positions. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive resigning from all officer and director positions with all members of the Company Group and the Executive executing any documents the Company may require in connection with the same.
6.    Limitation on Payments.
(a)    Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions in the Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of Payment reductions. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under the Agreement, and the Executive will not be reimbursed, indemnified, or held harmless by any member of the Company Group for any of those payments of personal tax liability.

(b)    Determination of Excise Tax Liability. Unless the Company and the Executive otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all determinations required under this Section 6, which determinations will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 6. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 6. The Company will have no liability to the Executive for the determinations of the Firm.
7.    Definitions. The following terms referred to in the Agreement will have the following meanings:
(a)    “Board” means the Company’s Board of Directors.
(b)    “Cause” means the occurrence of any of the following: (i) the Executive’s engaging in an act of gross negligence or willful misconduct in the performance of the Executive’s employment obligations and duties; (ii) the Executive committing an act of fraud against any Company Group member, material misconduct toward any Company Group member or any employee of the Company Group, or willful misappropriation of property belonging to any Company Group member; (iii) the Executive engaging in any other misconduct that has had or will have an adverse effect on the reputation or business of any Company Group member, which the Executive has not cured within 15 days after written notice, if curable; (iv) the Executive’s breach of any Employee Invention Assignment and Confidentiality Agreement, which the Executive has not cured within 15 days after written notice, if curable; (v) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by any Company Group member to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (vi) the Executive’s conviction of or plea of nolo contendere to a felony (other than motor vehicle offenses the effect of which do not materially impair the Executive’s performance of the Executive’s employment duties) or a crime involving moral turpitude.
(c)    “Change in Control” means the occurrence of any of the following events:
(i)    Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)    Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)    Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(d)    “Change in Control Period” means the period beginning 3 months prior to a Change in Control and [CEO: 18/Others: 12] months following a Change in Control.
(e)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(f)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation under the Code will include such section or regulation, and any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation amending, supplementing or superseding such section or regulation.
(g)    “Company Group” means the Company and its subsidiaries.
(h)    “Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code.
(i)    “Employee Invention Assignment and Confidentiality Agreement” means any confidential information agreement, proprietary information and inventions agreement between the Executive and any Company Group member.
(j)    “Equity Awards” means equity awards covering shares of the Company’s common stock granted to the Executive.
(k)    “Good Reason” means that the Executive resigns from the Company if one of the following events occur without the Executive’s consent:
(i)    any material reduction in the Executive’s base salary, fringe benefits, or target annual bonus;
(ii)    [CEO: a change in the Executive’s title or] a material diminution in the Executive’s authority, duties or responsibilities [CEO: (including, without limitation, the Executive no longer being the Chief Executive Officer of a company the shares of stock of which are publicly-traded if, after the Effective Date, the Company or its successor undergoes an underwritten initial public offering, direct listing or similar transaction)];

(iii)    [CEO/CTO: the Executive no longer reporting directly and exclusively to [CEO: the Board or, in the event of a Change in Control, the board of directors or similar governing body of the successor entity to the Company or its ultimate parent controlling entity][CTO: the Chief Executive Officer];
(iv)    the Executive is required to move the Executive’s office to a location more than 35 miles from the location where the Executive’s office is located immediately prior to such relocation;
(v)    a material breach by the Company or any of its affiliates of any written agreement between the Executive and the Company or any of its affiliates; or
(vi)    the Company’s failure to obtain a written assumption of the obligations under the Agreement by the acquiror.
Notwithstanding the foregoing, the Executive’s resignation will be for “Good Reason” only if (i) the applicable event, circumstance or condition described above occurs without the Executive’s written consent, (ii) the Executive provides the Company with written notice of the event, circumstance or condition not later than 90 days following the occurrence of the event, circumstance or condition giving rise to Good Reason, which notice will set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason, (iii) the Executive provides the Company a period of 30 days after receipt of such resignation notice to remedy the event, circumstance or condition which constitutes Good Reason, and (iv) the Executive terminates the Executive’s employment for Good Reason within 30 days following the expiration of the period to remedy if the Company fails to remedy the condition.
(l)    “Qualifying Termination” means a termination of the Executive’s employment either (i) by a Company Group member without Cause (excluding by reason of the Executive’s death or Disability) or (ii) by the Executive for Good Reason, in either case, during the Change in Control Period (a “Qualifying CIC Termination”) or outside of the Change in Control Period (a “Qualifying Non-CIC Termination”).
(m)    “Qualifying Pre-CIC Termination” means a Qualifying CIC Termination that occurs prior to the date of a Change in Control.
(n)    “Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction) or, if the Executive’s Qualifying Termination is a Qualifying CIC Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.
(o)    “Time-Based Equity Awards” means Equity Awards that, as of (i) in the case of a Qualifying Non-CIC Termination, the date of the Qualifying Non-CIC Termination, or (ii) in the case of a Qualifying CIC Termination, the later of (A) the date of the Qualifying Termination or (B) immediately prior to the Change in Control, are held by Executive and subject to continued service-based vesting criteria, but not subject to the achievement of any performance-based or other similar vesting criteria. For avoidance of doubt, a liquidity event condition that applies to any award of restricted stock units will not be considered a performance-based vesting criteria for these purposes and further any equity award for which performance criteria have been satisfied and thereafter only service-based vesting criteria remain will be treated as a Time-Based Equity Award.
8.    Successors. The Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Executive upon the Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of the Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to the Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Executive’s right to compensation or other benefits will be null and void.
9.    Notice.
(a)    General. All notices and other communications required or permitted under the Agreement will be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by email, (iii) 24 hours after confirmed facsimile transmission, (iv) 1 business day after deposit with a recognized overnight courier, or (v) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive will have most recently furnished to the Company in writing, (B) if to the Company, at the following address:
Navan, Inc.
3045 Park Boulevard
Palo Alto, CA 94306
Attention: General Counsel
(b)    Notice of Termination. Any termination by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of the Agreement. The notice will indicate the specific termination provision in the Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period).
10.    Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect the resignations.
11.    Miscellaneous Provisions.
(a)    No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by the Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source.
(b)    Waiver; Amendment. No provision of the Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of the Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)    Headings. All captions and section headings used in the Agreement are for convenient reference only and do not form a part of the Agreement.
(d)    Entire Agreement. The Agreement constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of the Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement.
(e)    Choice of Law. The Agreement will be governed by the laws of the [State of California] without regard to [California]’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than [California]. To the extent that any lawsuit is permitted under the Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in [California] for any lawsuit filed against the Executive by the Company.
(f)    Severability. The invalidity or unenforceability of any provision or provisions of the Agreement will not affect the validity or enforceability of any other provision of the Agreement, which will remain in full force and effect.
(g)    Withholding. All payments and benefits under the Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. No member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under the Agreement.

(h)    Counterparts. The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of the Agreement, in the case of the Company by its duly authorized officer.

EXECUTIVE	NAVAN, INC.

Signature:	Signature:

Name:	Name:

Date:	Title:

Date:
[Signature page to Change in Control and Severance Agreement]